                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No. ____)

Filed by the Registrant |X|

Filed by the Party other than the Registrant |_|

Check the appropriate box:


[ ]    Preliminary Proxy Statement       |_|  Confidential, for Use of the
[X]    Definitive Proxy Statement             Commission Only (as permitted by
[ ]    Definitive Additional Materials        Rule 14a-6(e)(2))
[ ]    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                            INTEGRATED SYSTEMS, INC.
                (Name of Registrant as Specified In Its Charter)


              ----------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]    No fee required.
[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       1) Title of each class of securities to which transaction applies:

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       2) Aggregate number of securities to which transaction applies:

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       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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       4) Proposed maximum aggregate value of transaction:

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       5) Total fee paid:

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[ ]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


       1) Amount Previously Paid:

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       2) Form, Schedule or Registration Statement No.:

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       4) Date Filed:

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

                            [INTEGRATED SYSTEMS LOGO]




To Our Shareholders:

         You are cordially invited to attend the Annual Meeting of Shareholders of Integrated Systems, Inc. to be held at ISI's headquarters located at 201 Moffett Park Drive, Sunnyvale, California, on Tuesday, August 3, 1999, at 2:00 p.m., local time.

         The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.

         It is important that you use this opportunity to take part in the affairs of your Company by voting on the business to come before this meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE IN THE ENCLOSED POSTAGE-PAID ENVELOPE BEFORE THE MEETING. Returning the Proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

         We look forward to seeing you at the meeting.


                                          Sincerely,


                                          /s/ Narendra K. Gupta

                                          Narendra K. Gupta
                                          CHAIRMAN OF THE BOARD

                            [INTEGRATED SYSTEMS LOGO]

                            INTEGRATED SYSTEMS, INC.

                             201 MOFFETT PARK DRIVE
                           SUNNYVALE, CALIFORNIA 94089

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Integrated Systems, Inc. will be held at ISI's headquarters located at 201 Moffett Park Drive, Sunnyvale, California, on Tuesday, August 3, 1999, at 2:00 p.m., local time, for the following purposes:

     1. To elect seven directors, each to serve until the next Annual Meeting of Shareholders and until his successor has been elected and qualified or until his earlier resignation or removal. The Board of Directors intends to present the following nominees for election as directors:

               Charles M. Boesenberg                  Vinita Gupta
               John C. Bolger                         Thomas Kailath
               Michael A. Brochu                      Richard C. Murphy
               Narendra K. Gupta

     2. To approve an amendment to the 1998 Equity Incentive Plan to increase the number of shares of common stock reserved for issuance from 1,000,000 to 2,000,000 shares.

     3. To approve the 1999 Employee Stock Purchase Plan, under which 800,000 shares of common stock will be reserved for issuance.

     4. To approve an amendment to the Bylaws to change the number of authorized directors to a range of five to nine.

     5. To ratify the selection of PricewaterhouseCoopers LLP as the independent accountants for fiscal year 2000.

     6. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

     The foregoing items of business are more fully described in the Proxy Statement that accompanies this Notice.

     Only shareholders of record at the close of business on June 7, 1999 are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

                                           By Order of the Board of Directors

                                           /s/ Narendra K. Gupta

                                           Narendra K. Gupta
                                           Chairman of the Board

Sunnyvale, California
June 28, 1999

-------------------------------------------------------------------------------
   WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND
       SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED
                             POSTAGE-PAID ENVELOPE.
-------------------------------------------------------------------------------

                            [INTEGRATED SYSTEMS LOGO]

                            INTEGRATED SYSTEMS, INC.

                             201 MOFFETT PARK DRIVE
                           SUNNYVALE, CALIFORNIA 94089

                                 ---------------

                                 PROXY STATEMENT

                                 ---------------

                                  June 28, 1999

         The accompanying proxy is solicited on behalf of the Board of Directors (the "BOARD") of Integrated Systems, Inc., a California corporation, for use at the Annual Meeting of Shareholders to be held at ISI's headquarters, located at 201 Moffett Park Drive, Sunnyvale, California, on Tuesday, August 3, 1999, at 2:00 p.m., local time. This proxy statement and the accompanying form of proxy were first mailed to shareholders on or about June 28, 1999. An annual report for the fiscal year ended February 28, 1999 is enclosed with this proxy statement.

                    VOTING RIGHTS AND SOLICITATION OF PROXIES

         Only holders of record of ISI's common stock at the close of business on June 7, 1999 (the "RECORD Date") are entitled to vote at the meeting. A majority of the shares outstanding on the Record Date will constitute a quorum for the transaction of business at the meeting. At the close of business on the Record Date, ISI had 22,764,412 shares of common stock outstanding and entitled to vote.

         Holders of ISI's common stock are entitled to one vote for each share held as of the Record Date. Shares of common stock may not be voted cumulatively.

         If a broker, bank, custodian, nominee or other record holder of ISI's common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter (a "BROKER non-vote"), those shares will not be considered present and entitled to vote with respect to that matter, although they will be counted in determining the presence of a quorum.

         Directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors. The seven nominees receiving the highest number of affirmative votes will be elected. Abstentions and broker non-votes have no legal effect. Approval of Proposals No. 2, 3, 4 and 5 requires the affirmative vote of the majority of shares of common stock present in person or represented by proxy at the meeting. Abstentions have the effect of a negative vote and broker non-votes do not affect the calculation. All votes will be tabulated by the inspector of elections appointed for the meeting.

         The proxy accompanying this proxy statement is solicited on behalf of the Board for use at the meeting. Shareholders are requested to complete, date and sign the accompanying proxy card and promptly return it in the enclosed envelope. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein; however, returned signed proxies that give no instructions as to how they should be voted on a particular proposal will be counted as votes "for" such proposal (or, in the case of the election of directors, as a vote "for" election to the Board of all the nominees presented by the Board).

         In the event that sufficient votes in favor of the proposals are not received by the date of the meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the shares present in person or represented by proxy at the meeting.

         ISI will pay the expenses of soliciting proxies for the meeting. Following the original mailing of the proxies and other soliciting materials, ISI will request that brokers, custodians, nominees and other record holders of ISI's common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. In such cases, ISI, upon the request of the record holders, will reimburse such holders for their reasonable expenses. The original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers and regular employees of ISI.

                             REVOCABILITY OF PROXIES

         Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it before the meeting or at the meeting before the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to ISI stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is presented at the meeting, or by attendance at the meeting and voting in person. Please note, however, that if a shareholder's shares are held of record by a broker, bank or other nominee and that shareholder wishes to vote at the meeting, the shareholder must bring to the meeting a letter from the broker, bank or other nominee confirming that shareholder's beneficial ownership of the shares.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

         The Board consists of seven directors, all of whom are to be elected at the meeting. Each director will be elected to hold office until the next annual meeting of shareholders or until a successor is duly elected and qualified or until the director's earlier resignation or removal. Shares represented by the accompanying proxy will be voted for the election of each of the seven nominees named below unless the proxy is marked in such a manner as to withhold authority so to vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. ISI is not aware of any nominee who will be unable to or for good cause will not serve as a director.

NOMINEES

         The names of the nominees, each of whom is currently a director of ISI, and certain information about them are set forth below:

 NAME OF DIRECTOR                    AGE      PRINCIPAL OCCUPATION                                DIRECTOR SINCE
 ----------------                    ---      --------------------                                --------------
 Narendra K. Gupta                   50       Chairman of the Board and Secretary of ISI               1980

 Charles M. Boesenberg               50       President and Chief Executive Officer of ISI             1998

 John C. Bolger (1) (2)              52       Retired Chief Financial Officer                          1993
                                              Cisco Systems, Inc.

 Michael A. Brochu (2)               45       President and Chief Executive Officer                    1998
                                              Primus, Inc.

 Vinita Gupta                        48       President, Chief Executive Officer and                   1980
                                              Chairperson of the Board
                                              Digital Link Corporation

 Thomas Kailath (1)                  63       Professor of Engineering, Stanford University            1980

 Richard C. Murphy (1) (2)           54       Director and Business Consultant                         1994

--------------------
(1)     Member of the Compensation Committee.
(2)     Member of the Audit Committee.

         Dr. Gupta is a founder of ISI and has been a director of ISI since its formation in 1980. He has been the Chairman of the Board of ISI since March 1993 and Secretary since September 1989. Dr. Gupta was Chief Executive Officer from 1988 to May 1994 and President from ISI's formation in 1980 to May 1994. He was elected a Fellow of the Institute of Electrical and Electronic Engineers in November 1991. Dr. Gupta serves on the board of Digital Link Corporation, a data communications and wide-area networking equipment manufacturer, and three privately-held companies. Dr. Gupta holds an M.S. in Engineering from the California Institute of Technology and a Ph.D. in Engineering from Stanford University. He is Vinita Gupta's husband.

         Mr. Boesenberg joined ISI in December 1998 as President, Chief Executive Officer and a director. In June 1999, he was also appointed Vice President of Marketing. From December 1997 to December 1998 he was President and Chief Executive Officer of Magellan Corporation, a satellite-access products company based in Santa Clara, California. From January 1995 until it merged with Magellan Corporation in December 1997, Mr. Boesenberg was President and Chief Executive Officer of Ashtech, Inc., a business-to-business GPS company. Previously, he was President, Chief Executive Officer and Chairman of Central Point Software, Inc., President of MIPS Computer Systems, Inc., and Senior Vice President of Apple Computer, Inc. Mr. Boesenberg holds a B.S. in

Mechanical Engineering from Rose Hulman Institute of Technology and an M.S. in Business Administration from Boston University.

         Mr. Bolger has been a director of ISI since July 1993. He served as Vice President, Finance and Administration, and Secretary of Cisco Systems, Inc., a networking systems company, from 1989 until his retirement in 1992. Mr. Bolger is also a director of Integrated Device Technology, Inc., a semiconductor manufacturer; TCSI, a communication software company; Sanmina Corporation, a contract assembly manufacturer; and Mission West Properties, a REIT. He holds a B.A. in English Literature from the University of Massachusetts and an M.B.A. from Harvard University.

         Mr. Brochu has been a director of ISI since April 1998. Since November 1997, Mr. Brochu has been President and Chief Executive Officer of Primus, Inc., a developer of problem resolution software. Prior to joining Primus, Mr. Brochu was President, Chief Operating Officer and Chief Financial Officer of Sierra On-line, Inc., a software development company. Mr. Brochu was also appointed Senior Vice President of CUC International, Inc., the parent corporation pursuant to their acquisition of Sierra On-line, Inc. in July 1996. From 1982 to 1994, Mr. Brochu held several executive positions at Burlington Northern, Inc., a hazardous waste management company, as well as several of its subsidiaries. His last position with Burlington Northern, Inc. was that of Chief Financial Officer and Senior Vice President of Burlington Environmental, Inc. Mr. Brochu is a graduate of the University of Texas at El Paso with B.S. degrees in Accounting and Finance.

         Mrs. Gupta has been a director of ISI since its formation in 1980. In January 1999, she returned as President, Chief Executive Officer and Chairperson of the Board of Digital Link Corporation, a manufacturer of data communications equipment. She has been Chairperson of the Board since 1985 and served as President and Chief Executive Officer between 1985 and 1996. Mrs. Gupta holds an M.S. degree in Electrical Engineering from the University of California, Los Angeles. She is Narendra K. Gupta's spouse.

         Dr. Kailath is a founder of ISI and has been a director of ISI since its formation in 1980. He served as Vice Chairman of the Board of Directors from January 1990 to March 1993 and Chairman of the Board of Directors from April 1980 to January 1990. He is currently the Hitachi America Professor of Engineering at Stanford University, where he has been on the faculty since January 1963. Dr. Kailath is a member of the National Academy of Engineering, the American Academy of Arts and Sciences and a Fellow of the IEEE. Dr. Kailath holds M.S. and Sc.D. degrees in Electrical Engineering from the Massachusetts Institute of Technology.

         Mr. Murphy has been a director of ISI since December 1994. He is an independent business consultant. Mr. Murphy was Vice President of Marketing, Sales and Corporate Development of Informix Software, Inc., a relational database software company, from 1983 until he retired in 1988. Mr. Murphy is also a director of Objectivity, Inc., an object database software company; iXOS Software Inc., a distributor of image management software; and Intermax Solutions, Inc., an applications development software tools company. He holds a B.S. in Mechanical Engineering from the University of Illinois and an M.B.A. from Northwestern University.

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

         The Board met five times, including telephone conference meetings, and acted by unanimous written consent once during the fiscal year ended February 28, 1999. No director attended fewer than 75% of the total number of meetings of the Board and all committees of the Board on which such director served during the year.

         Standing committees of the Board include an Audit Committee and a Compensation Committee. The Board does not have a nominating committee or a committee performing a similar function.

         The current members of the Audit Committee are Mr. Bolger, Mr. Brochu and Mr. Murphy. The Audit Committee met twice during fiscal year 1999. The Audit Committee meets with ISI's independent accountants to review the adequacy of ISI's internal control systems and financial reporting procedures; reviews the general scope of ISI's annual audit and the fees charged by the independent accountants; reviews and monitors the performance of non-audit services by ISI's independent accountants; reviews the fairness of any proposed transaction between ISI and any officer, director or other affiliate of ISI, and after such review, makes recommendations to the full Board; and performs such further functions as may be required by any stock exchange or over-the-counter market upon which ISI's common stock may be listed.

         The current members of the Compensation Committee are Mr. Bolger, Mr. Murphy and Dr. Kailath. The Compensation Committee met four times and acted by unanimous written consent twice during fiscal year 1999. The Compensation Committee determines compensation for officers and employees of ISI, grants options and stock awards under ISI's employee benefit plans and reviews and recommends adoption of and amendments to stock option and employee benefit plans.

DIRECTOR COMPENSATION

         During fiscal year 1999, ISI paid directors fees of $13,500 to Mr. Bolger, Mrs. Gupta, Dr. Kailath and Mr. Murphy and $12,750 to Mr. Brochu. Members of the Board who are not employees, consultants or independent contractors of ISI, or any parent, subsidiary or affiliate of ISI, are eligible to participate in ISI's 1994 Directors Stock Option Plan. In fiscal year 1999, each eligible director was granted an option to purchase 5,000 shares of ISI common stock on the anniversary of such director joining the Board, at the following exercise prices per share: Mr. Bolger, $15.125; Mr. Brochu, $18.8438; Mrs. Gupta, $19.312; Dr. Kailath, $19.312; and Mr. Murphy, $10.500. These options have a term of ten years and become exercisable at the rate of 2.083% of the shares per month, so long as the director continuously remains a director of ISI.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINATED DIRECTORS.



                                 PROPOSAL NO. 2
                     AMENDMENT OF 1998 EQUITY INCENTIVE PLAN

         Shareholders are being asked to approve an amendment to ISI's 1998 Equity Incentive Plan (the "INCENTIVE PLAN") to increase the number of shares of common stock reserved for issuance under the Incentive Plan by 1,000,000 shares, from 1,000,000 shares to 2,000,000 shares.

         The Board believes that the increase in the number of shares reserved for issuance under the Incentive Plan is in the best interests of ISI because of the continuing need to provide stock options to attract and retain quality employees and remain competitive in the industry. The granting of equity incentives under the Incentive Plan plays an important role in ISI's efforts to attract and retain employees of outstanding ability. Competition for skilled engineers and other key employees is intense and the use of significant stock options for retention and motivation of such personnel is pervasive in the high technology industries. The Board believes that the additional reserve of shares with respect to which equity incentives may be granted will provide ISI with adequate flexibility to ensure that ISI can continue to meet those goals and facilitate ISI's expansion of its employee base.

         The Board approved the proposed amendment in March 1999, to be effective upon shareholder approval. Below is a summary of the principal provisions of the Incentive Plan, assuming shareholder approval of the amendment. The summary is not necessarily complete, and reference is made to the full text of the Incentive Plan.

INCENTIVE PLAN HISTORY

         The Incentive Plan, covering 1,000,000 shares of common stock, was adopted by the Board in March 1998 and approved by the shareholders in July 1998. Together with shares carried forward from ISI's 1988 Stock Option Plan, at February 28, 1999, 2,005,332 shares were available for issuance under the Incentive Plan. The purpose of the Incentive Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of ISI, by offering them an opportunity to participate in ISI's future performance through awards of stock options, restricted stock and stock bonuses.

         The Incentive Plan took effect in September 1998, when ISI's 1988 Stock Option Plan terminated by its terms. From the effective date of the Incentive Plan to February 28, 1999, options to purchase a total of 1,011,550 shares of ISI common stock were granted under the Incentive Plan. Of these, options were granted to the Named Executive Officers, as follows: Charles M. Boesenberg, 700,000 shares; Joseph Addiego, 65,000 shares; and Janice Waterman, 25,000 shares. During the same period, ISI's executive officers as of February 28, 1999 as a group (7 persons) had been granted options to purchase a total of 790,000 shares and the current directors or nominees for election as a director who are not executive officers as a group (5 persons) had been granted no options under the

Incentive Plan. No options were granted during the period under the Incentive Plan to any associate of any executive officer or director of ISI, and no other person received 5% or more of such options.

SHARES SUBJECT TO THE INCENTIVE PLAN

         The stock subject to issuance under the Incentive Plan consists of shares of ISI's authorized but unissued common stock. After taking into account the proposed amendment, there are reserved for issuance under the Incentive Plan a total of 2,000,000 shares of common stock plus (a) any shares not issued or subject to outstanding options under ISI's 1988 Stock Option Plan (the "PRIOR PLAN") on the effective date of the Incentive Plan; (b) shares that are issuable upon exercise of an option granted under the Prior Plan but cease to be subject to the option for any reason other than exercise of the option; and (c) shares that were issued under the Prior Plan that are repurchased by ISI at the original issue price or forfeited. In addition, (a) shares subject to an option granted under the Incentive Plan that cease to be subject to the option for any reason other than exercise of the option; (b) shares subject to an award granted under the Incentive Plan that are forfeited or are repurchased by ISI at the original issue price; or (c) shares subject to an award granted under the Incentive Plan that otherwise terminates without shares being issued, will again be available for grant and issuance under the Incentive Plan. This number of shares is subject to proportional adjustment to reflect stock splits, stock dividends and other similar events.

ELIGIBILITY

         Employees, officers, directors, consultants, independent contractors and advisors of ISI (and of any subsidiaries and affiliates of ISI) are eligible to receive awards under the Incentive Plan. A participant may be granted more than one award under the Incentive Plan. No participant is eligible to receive more than 200,000 shares of common stock in any calendar year under the Incentive Plan, other than new employees of ISI (including directors and officers who are also new employees) who are eligible to receive up to a maximum of 1,000,000 shares of common stock in the calendar year in which they commence their employment with ISI. As of February 28, 1999, approximately 650 persons were eligible to participate in the Incentive Plan, no shares had been issued upon exercise of options, 1,009,550 shares were subject to outstanding options and no shares had been issued under restricted stock or stock bonus awards. As of that date, 1,995,782 shares were available for future grant under the Incentive Plan, after taking into account the proposed amendment to the Incentive Plan and the shares originally reserved for issuance under the Prior Plan that have become available for distribution under the Incentive Plan. The closing price of ISI's common stock on the Nasdaq National Market was $14.125 per share on June 4, 1999, the last trading day before the Record Date.

ADMINISTRATION

         The Incentive Plan is administered by the Compensation Committee of the Board (the "COMMITTEE"). The members of the Committee are appointed by the Board. The Committee currently consists of John C. Bolger, Richard C. Murphy and Thomas Kailath, all of whom are "NON-EMPLOYEE DIRECTORS," as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and "OUTSIDE DIRECTORS," as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "CODE").

         Subject to the terms of the Incentive Plan, the Committee determines the persons who are to receive awards, the number of shares subject to each award and the terms and conditions of awards. The Committee also has the authority to construe and interpret any of the provisions of the Incentive Plan or any awards granted thereunder.

STOCK OPTIONS

         The Incentive Plan permits the granting of options that are intended to qualify either as Incentive Stock Options ("ISOS") or Nonqualified Stock Options ("NQSOS"). ISOs may be granted only to employees (including officers and directors who are also employees) of ISI or any parent or subsidiary of ISI. The exercise price for each ISO share must be no less than 100% of the "fair market value" (as defined in the Incentive Plan) of a share of common stock at the time of grant. The exercise price of an ISO share granted to a 10% shareholder must be no less than 110% of the fair market value of a share of common stock at the time of grant. The exercise price for each NQSO share must be no less than 85% of the fair market value of a share of common stock at the time of grant. ISI has not granted options under the Incentive Plan at less than fair market value and does not intend to do so in the foreseeable future. All options granted under the Incentive Plan have a term of up to ten years, except for ISOs granted to 10% shareholders, which have a term of up to five years.

         The exercise price of options granted under the Incentive Plan may be paid as approved by the Committee at the time of grant: (1) in cash (by check);
(2) by cancellation of indebtedness of ISI to the participant; (3) by surrender of shares of ISI's common stock owned by the participant for at least six months and having a fair market value on the date of surrender equal to the total exercise price of the option or that were obtained by the participant in the open market; (4) by tender of a full recourse promissory note; (5) by waiver of compensation due to or accrued by the participant for services rendered; (6) by a "same-day sale" commitment from the participant and a National Association of Securities Dealers, Inc. ("NASD") broker; (7) by a "margin" commitment from the participant and an NASD broker; or (8) by any combination of the foregoing.

RESTRICTED STOCK AWARDS

         The Committee may grant restricted stock awards to purchase stock under such terms, conditions and restrictions as the Committee may determine. These restrictions may be based upon completion of a specified number of years of service with ISI or upon completion of performance goals as determined by the Committee on the date of the award. The purchase price of restricted shares sold under the Incentive Plan will be determined by the Committee on the date of the award (and in the case of an award granted to a 10% shareholder, the purchase price must be 100% of fair market value) and can be paid for in any of the forms of consideration listed in items (1) through (5) in "Stock Options" above, as are approved by the Committee at the time of grant. ISI has not granted any restricted stock awards under the Incentive Plan.

STOCK BONUS AWARDS

         The Committee may grant stock bonus awards under the Incentive Plan, with such terms, conditions and restrictions as the Committee may determine. A stock bonus award may be awarded upon satisfaction of such performance goals as determined by the Committee at the date of the award. ISI has not granted any stock bonus awards under the Incentive Plan.

MERGERS, CONSOLIDATIONS, CHANGE OF CONTROL

         In the event of a merger, consolidation, dissolution or liquidation of ISI, the sale of substantially all of the assets of ISI or any other similar corporate transaction, the successor corporation may assume, convert or replace any or all awards outstanding under the Incentive Plan or substitute equivalent awards in exchange for those granted under the Incentive Plan or provide to participants substantially similar consideration, shares or other property as was provided to shareholders of ISI (after taking into account the provisions of the awards). In the event that the successor corporation does not assume, convert, replace or substitute awards, the vesting of the awards will accelerate and options will become exercisable in full before completion of the corporate transaction, at the time and on the conditions as the Committee determines. If the options are not exercised before completion of the corporate transaction, they will terminate in accordance with the provisions of the Incentive Plan. The successor corporation may also issue, in place of outstanding ISI shares held by the participant, substantially similar shares or other property subject to repurchase restrictions no less favorable to the participant.

AMENDMENT OF THE INCENTIVE PLAN

         The Board may at any time terminate or amend the Incentive Plan, including amending any form of award agreement or document to be executed under the Incentive Plan. However, the Board may not amend the Incentive Plan in any manner that requires shareholder approval under the Code or the regulations promulgated under the Code.

TERM OF THE INCENTIVE PLAN

         Unless terminated earlier as provided in the Incentive Plan, the Incentive Plan will expire in March 2008, ten years after the date the Board adopted the Incentive Plan.

FEDERAL INCOME TAX INFORMATION

         THE FOLLOWING IS A GENERAL SUMMARY AS OF THE DATE OF THIS PROXY STATEMENT OF THE FEDERAL INCOME TAX CONSEQUENCES TO ISI AND PARTICIPANTS UNDER THE INCENTIVE PLAN. FEDERAL TAX LAWS MAY CHANGE AND THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES FOR ANY PARTICIPANT WILL DEPEND UPON HIS OR HER INDIVIDUAL CIRCUMSTANCES. EACH PARTICIPANT HAS BEEN AND IS ENCOURAGED TO SEEK THE ADVICE OF A QUALIFIED TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PARTICIPATION IN THE INCENTIVE PLAN.

         INCENTIVE STOCK OPTIONS. A participant will recognize no income upon grant of an ISO and incur no tax on its exercise (unless the participant is subject to the alternative minimum tax ("AMT") as described below). If the participant holds shares acquired upon exercise of an ISO (the "ISO SHARES") for more than one year after the date the option was exercised and for more than two years after the date the option was granted, the participant generally will realize capital gain or loss (rather than ordinary income or loss) upon disposition of the ISO Shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the ISO Shares.

         If the participant disposes of ISO Shares prior to the expiration of either required holding period (a "DISQUALIFYING DISPOSITION"), the gain realized upon such disposition, up to the difference between the fair market value of the ISO Shares on the date of exercise (or, if less, the amount realized on a sale of such shares) and the option exercise price, will be treated as ordinary income. Any additional gain will be capital gain, taxed at a rate that depends upon the amount of time the ISO Shares were held by the participant.

         ALTERNATIVE MINIMUM TAX. The difference between the fair market value of the ISO Shares on the date of exercise and the exercise price is an adjustment to income for purposes of AMT. The AMT (imposed to the extent it exceeds the taxpayer's regular tax) is 26% of an individual taxpayer's alternative minimum taxable income (28% in the case of alternative minimum taxable income in excess of $175,000). A maximum 20% AMT rate applies to the portion of alternative minimum taxable income that would otherwise be taxable as net capital gain. Alternative minimum taxable income is determined by adjusting regular taxable income for certain items, increasing that income by certain tax preference items (including the difference between the fair market value of the ISO Shares on the date of exercise and the exercise price), and reducing this amount by the applicable exemption amount ($45,000 in case of a joint return, subject to reduction under certain circumstances). If a disqualifying disposition of the ISO Shares occurs in the same calendar year as exercise of the ISO, there is no AMT adjustment with respect to those ISO Shares. Also, upon a sale of ISO Shares that is not a disqualifying disposition, alternative minimum taxable income is reduced in the year of sale by the excess of the fair market value of the ISO Shares at exercise over the amount paid for the ISO Shares.

         NONQUALIFIED STOCK OPTIONS. A participant will not recognize any taxable income at the time an NQSO is granted. However, upon exercise of an NQSO, the participant must include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise and the participant's exercise price. The included amount must be treated as ordinary income by the participant and may be subject to withholding by ISI (either by payment in cash or withholding out of the participant's salary). Upon resale of the shares by the participant, any subsequent appreciation or depreciation in the value of the shares will be treated as capital gain or loss.

         RESTRICTED STOCK AND STOCK BONUS AWARDS. Restricted stock and stock bonus awards will generally be subject to tax at the time of receipt, unless there are restrictions that enable the participant to defer tax. At the time the tax is incurred, the tax treatment will be similar to that discussed above for NQSOs.

         MAXIMUM TAX RATES. The maximum tax rate applicable to ordinary income is 39.6%. Long-term capital gain is taxed at a maximum rate of 20%. To receive long-term capital gain treatment, the stock must be held for more than one year. Capital gains may be offset by capital losses and up to $3,000 of capital losses may be offset annually against ordinary income.

         TAX TREATMENT OF ISI. ISI generally will be entitled to a deduction in connection with the exercise of an NQSO by a participant or the receipt of restricted stock or stock bonuses by a participant to the extent that the participant recognizes ordinary income, provided that ISI timely reports such income to the Internal Revenue Service. ISI will be entitled to a deduction in connection with the disposition of ISO Shares only to the extent that the participant recognizes ordinary income on a disqualifying disposition of the ISO Shares.

         ERISA. The Incentive Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") and is not qualified under Section 401(a) of the Code.

NEW PLAN BENEFITS

         The amounts of future option grants under the Incentive Plan are not determinable because, under the terms of the Incentive Plan, such grants are made in the discretion of the Committee. Future option exercise prices are not determinable because they are based upon the fair market value of ISI's common stock on the date of grant.

THE BOARD RECOMMENDS A VOTE FOR THE AMENDMENT OF THE 1998 EQUITY INCENTIVE PLAN



                                 PROPOSAL NO. 3
                  APPROVAL OF 1999 EMPLOYEE STOCK PURCHASE PLAN

         Shareholders are being asked to approve ISI's 1999 Employee Stock Purchase Plan (the "STOCK PURCHASE Plan"). The Stock Purchase Plan covers a total of 800,000 shares of common stock, plus any shares previously approved by shareholders for issuance under ISI's current employee stock purchase plan that remain unissued when that plan expires. The current stock purchase plan will expire in September 1999, after the end of the current offering period. In March 1999, the Board adopted the Stock Purchase Plan to replace the existing plan. The Board believes that it is in the best interests of ISI to continue to offer employees the benefit of a stock purchase plan because of the need to provide equity participation to attract and retain quality employees and remain competitive in the industry. The Stock Purchase Plan plays an important role in ISI's efforts to attract and retain employees of outstanding ability.

         Below is a summary of the principal provisions of the Stock Purchase Plan. The summary is not necessarily complete, and reference is made to the full text of the Stock Purchase Plan.

STOCK PURCHASE PLAN HISTORY

         The purpose of the Stock Purchase Plan is to provide employees of ISI and its parents and subsidiaries the Board designates as eligible to participate with a convenient means to acquire an equity interest in ISI through payroll deductions, to enhance their sense of participation in the affairs of ISI and to provide an incentive for continued employment. ISI intends that the Stock Purchase Plan will qualify as an "employee stock purchase plan" under Section 423 of the Code.

SHARES SUBJECT TO THE STOCK PURCHASE PLAN

         The stock subject to issuance under the Stock Purchase Plan consists of shares of ISI's authorized but unissued common stock. The Board has reserved 800,000 shares of common stock for issuance under the Stock Purchase Plan, plus any shares remaining unissued under ISI's current employee stock purchase plan when it expires. The number of shares available under the Stock Purchase Plan is subject to proportional adjustment to reflect stock splits, stock dividends and other similar events.

ADMINISTRATION

         The Stock Purchase Plan is administered by the Committee. The interpretation or construction by the Committee of any provisions of the Stock Purchase Plan will be final and binding on all participants.

ELIGIBILITY

         All employees of ISI, or any parent or subsidiary designated by the Board, are eligible to participate in an Offering Period (as defined below) under the Stock Purchase Plan, except the following: (a) employees who are not employed by ISI three months before the beginning of such Offering Period; (b) employees who are customarily employed for 20 hours or less per week; (c) employees who are customarily employed for five months or less in a calendar year; (d) employees who own stock or hold options to purchase stock or who, as a result of participation in the Stock Purchase Plan, would own stock or hold options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of ISI; and (e) independent contractors who are reclassified as employees for any reason except for federal income and employment tax purposes.

         As of February 28, 1999, approximately 456 persons were eligible to participate in the Stock Purchase Plan. The closing price of ISI's common stock on the Nasdaq National Market was $14.125 per share on June 4, 1999, the last trading day before the Record Date.

         Employees participate in the Stock Purchase Plan through payroll deductions. A participant sets the rate of payroll deductions, which may not be less than 2% nor more than 10% of the participant's compensation, which is defined as base salary, wages, commissions, overtime, shift premiums, bonuses and draws against commissions, before any deductions from the participant's salary under Sections 125 or 401(k) of the Code. No participant is permitted to purchase shares under the Stock Purchase Plan at a rate which, when aggregated with such employee's rights to purchase stock under all similar purchase plans of ISI, exceeds $15,000 in fair market value determined as of the Offering Date for each calendar year.

OFFERING PERIODS

         Each offering of common stock under the Stock Purchase Plan is for a period of 24 months (the "OFFERING PERIOD"). Offering Periods are planned to start on April 1 and October 1 of each year and end on March 31 and September
30. The first Offering Period will begin on October 1, 1999. Each Offering Period consists of four six-month purchase periods (individually, a "PURCHASE PERIOD") during which payroll deductions of the participants are accumulated under the Stock Purchase Plan. On the last day of the Purchase Period the accumulated amounts are used to purchase shares. The Committee has the power to change the duration of Offering Periods without shareholder approval if the change is announced at least 15 days before the scheduled beginning of the first Offering Period to be affected. The first business day of each Offering Period is the "OFFERING Date" and the last business day of each Purchase Period is the "PURCHASE DATE."

         Employees may elect to participate in any Offering Period by enrolling as provided under the terms of the Stock Purchase Plan. Once enrolled, a participant will automatically participate in each succeeding Offering Period unless the participant withdraws from the Offering Period or the Stock Purchase Plan is terminated. After a participant sets his or her rate of payroll deductions for an Offering Period, that rate is effective for the remainder of the Offering Period (and for all subsequent Offering Periods in which the participant is automatically enrolled) unless the participant increases or decreases the rate of deduction. No more than one change may be made during a single Purchase Period.

PURCHASE PRICE

         The purchase price of shares that may be acquired in any Offering Period under the Stock Purchase Plan is 85% of the lesser of: (a) the fair market value of the shares on the Offering Date; or (b) the fair market value of the shares on the Purchase Date. The fair market value of a share of ISI's common stock is defined as the closing price on the Nasdaq National Market on the date before the Offering Date or Purchase Date as reported by Nasdaq.

PURCHASE OF STOCK UNDER THE STOCK PURCHASE PLAN

         The number of whole shares a participant will be able to purchase in any Purchase Period will be determined by dividing the total payroll amount withheld from the participant during the Purchase Period under the Stock Purchase Plan by the purchase price for each share determined as described above. The purchase will take place automatically on the Purchase Date of such Purchase Period.

SUSPENSION OF DEDUCTIONS OR WITHDRAWAL

         A participant may stop making payroll deductions during an Offering Period. The participant may elect to keep the deductions that have accumulated in the Stock Purchase Plan to purchase shares at the end of the current Purchase Period, or may elect to have the accumulated deductions returned to him or her. If the participant makes his or her election less than 15 days before such Purchase Date, payroll deductions will continue for the remainder of that Purchase Period. No further payroll deductions for the purchase of shares will be made for the succeeding Offering Period unless the participant enrolls in the new Offering Period at least 15 days before the Offering Date.

AMENDMENT OF THE STOCK PURCHASE PLAN

         The Board may at any time amend, terminate or extend the term of the Stock Purchase Plan, except that any such termination cannot affect the terms of shares previously granted under the Stock Purchase Plan, nor may any amendment make any change in the terms of shares previously granted which would adversely affect the right of any participant, nor may any amendment be made without shareholder approval if such amendment would: (a) increase the number of shares that may be issued under the Stock Purchase Plan; or (b) change the designation of the employees (or class of employees) eligible for participation in the Stock Purchase Plan. The Board can amend the Stock Purchase Plan without the above restrictions if the continuation of the Stock Purchase plan or any Offering Period would result in financial accounting treatment different than that in effect at the time the Stock Purchase plan was adopted.

TERM OF THE STOCK PURCHASE PLAN

         The Stock Purchase Plan will continue until the earlier to occur of:
(a) termination of the Stock Purchase Plan by the Board; (b) the issuance of all the shares of common stock reserved for issuance under the Stock Purchase Plan; or (c) March 2009, ten years after the date the Board adopted the Stock Purchase Plan.

FEDERAL INCOME TAX INFORMATION

         THE FOLLOWING IS A GENERAL SUMMARY AS OF THE DATE OF THIS PROXY STATEMENT OF THE FEDERAL INCOME TAX CONSEQUENCES TO ISI AND EMPLOYEES PARTICIPATING IN THE STOCK PURCHASE PLAN. FEDERAL TAX LAWS MAY CHANGE AND THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES FOR ANY PARTICIPANT WILL DEPEND UPON HIS OR HER INDIVIDUAL CIRCUMSTANCES. EACH PARTICIPANT HAS BEEN AND IS ENCOURAGED TO SEEK THE ADVICE OF A QUALIFIED TAX ADVISER REGARDING THE TAX CONSEQUENCES OF PARTICIPATION IN THE STOCK PURCHASE PLAN.

         The Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code.

         TAX TREATMENT OF THE PARTICIPANT. Participants will not recognize income for federal income tax purposes either upon enrollment in the Stock Purchase Plan or upon the purchase of shares. All tax consequences are deferred until a participant sells the shares, disposes of the shares by gift or dies.

         If shares are held for more than one year after the date of purchase and more than two years from the beginning of the applicable Offering Period, or if the participant dies while owning the shares, the participant realizes ordinary income on a sale (or a disposition by way of gift or upon death) to the extent of the lesser of: (a) 15% of the fair market value of the shares at the beginning of the Offering Period; or (b) the actual gain (the amount by which the market value of the shares on the date of sale, gift or death exceeds the purchase price). All additional gain upon the sale of shares is treated as capital gain. If the shares are sold and the sale price is less than the purchase price, there is no ordinary income and the participant has a capital loss for the difference between the sale price and the purchase price.

         If the shares are sold or are otherwise disposed of including by way of gift (but not death, bequest or inheritance) (in any case, a "DISQUALIFYING DISPOSITION") within either the one-year or the two-year holding periods described above, the participant realizes ordinary income at the time of sale or other disposition, taxable to the extent that the fair market value of the shares at the date of purchase is greater than the purchase price. This excess will constitute ordinary income (not currently subject to withholding) in the year of the sale or other disposition even if no gain is realized on the sale or if a gratuitous transfer is made. The difference, if any, between the proceeds of sale and the aggregate fair market value of the shares at the date of purchase is a capital gain or loss. The maximum tax rate applicable to ordinary income is 39.6%. Long-term capital gain is taxed at a maximum rate of 20%. To receive long-term capital gain treatment, the stock must be held for more than one year. Capital gains may be offset by capital losses and up to $3,000 of capital losses may be offset annually against ordinary income.

         TAX TREATMENT OF ISI. ISI will be entitled to a deduction in connection with the disposition of shares acquired under the Stock Purchase Plan only to the extent that the participant recognizes ordinary income on a disqualifying disposition of the shares. ISI will treat any transfer of record ownership of shares as a disposition, unless it is notified to the contrary. In order to enable ISI to learn of disqualifying dispositions and ascertain the amount of the deductions to which it is entitled, participants are required to notify ISI in writing of the date and terms of any disposition of shares purchased under the Stock Purchase Plan.

         ERISA. The Stock Purchase Plan is not subject to any of the provisions of ERISA nor is it qualified under Section 401(a) of the Code.

NEW PLAN BENEFITS

         The amounts of future stock purchases under the Stock Purchase Plan are not determinable because, under the terms of the Stock Purchase Plan, purchases are based upon elections made by participants. Future purchase prices are not determinable because they are based upon the fair market value of ISI's common stock.

         THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE 1999 EMPLOYEE
                              STOCK PURCHASE PLAN



                                 PROPOSAL NO. 4
                             AMENDMENT OF THE BYLAWS

         Shareholders are being asked to approve an amendment to ISI's Bylaws to change the number of authorized directors. The ISI Bylaws provide that the number of directors must be at least four, but not more than seven. The Board sets the exact number of directors within the limits set by the Bylaws. The Board currently consists of seven directors.

         The Board approved the proposed amendment in March 1999, to be effective upon shareholder approval. The proposed amendment will increase the size of the Board to a range of at least five, but not more than nine. The Board will retain the authority to determine the exact number of directors within the limits set by the Bylaws. Initially, the Board will set the exact number of directors at seven. The Board has not identified any candidates for the Board. The Board believes that the amendment is in the best interests of ISI because it gives the Board greater flexibility to add directors in the future as qualified candidates are identified. In addition, the amendment gives the Board the flexibility to adjust the number of directors to reflect changing corporate governance practices with respect to board composition and size as well as to adapt the size of the Board to the changing needs of ISI.


           THE BOARD RECOMMENDS A VOTE FOR THE AMENDMENT OF THE BYLAWS


                                 PROPOSAL NO. 5
              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

         ISI has selected PricewaterhouseCoopers LLP as its independent accountants to perform the audit of ISI's financial statements for fiscal year 2000 and the shareholders are being asked to ratify such selection. PricewaterhouseCoopers LLP has been ISI's independent accountant since the inception of ISI. Representatives of PricewaterhouseCoopers LLP will be present at the meeting, will have the opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

        THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION
                          OF PRICEWATERHOUSECOOPERS LLP

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information, as of June 7, 1999, with respect to the beneficial ownership of ISI's common stock by: (a) each shareholder known by ISI to be the beneficial owner of more than 5% of ISI's common stock; (b) each nominee for director; (c) each Named Executive Officer; and (d) all directors and executive officers as a group.

         Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of June 7, 1999 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

                                                                         AMOUNT OF
NAME OF BENEFICIAL OWNER                                            BENEFICIAL OWNERSHIP          PERCENT OF CLASS
------------------------                                            --------------------          ----------------
Narendra K. and Vinita Gupta (1)..........................               4,803,414                      21.0%
Nevis Capital Management (2) .............................               2,589,599                      11.4%
Brown Investment Advisory (3).............................               2,448,401                      10.8%
Franklin Advisors, Inc. (4)...............................               2,205,800                       9.7%
Thomas Kailath (5)........................................                 831,598                       3.6%
David P. St. Charles (6)..................................                 243,282                       1.1%
Joseph Addiego (7)........................................                 130,189                        *
Marco J. Thompson (8).....................................                 106,134                        *
John C. Bolger (9)........................................                  52,936                        *
Richard C. Murphy (10)....................................                  44,895                        *
William C. Smith (11).....................................                  31,666                        *
Janice E. Waterman (12)...................................                  20,937                        *
Charles M. Boesenberg (13)................................                   6,000                        *
Michael A. Brochu (14)....................................                   5,999                        *
Phillip R. Bell (15)......................................                      --                        *

All officers and directors as a group (14 persons) (16)...               6,232,126                      27.3%

-------------------
* Less than 1%


(1) Includes 3,730,200 shares held of record by Dr. and Mrs. Gupta in The Narendra and Vinita Gupta Living Trust. Also includes 1,000,000 shares held of record by Dr. and Mrs. Gupta, together with a third party, as trustees for their children, as to which they disclaim beneficial ownership; 7,800 shares held of record by Dr. Gupta as custodian for his daughter, as to which he disclaims beneficial ownership; 16,666 shares subject to options held by Dr. Gupta that are exercisable within 60 days of June 7, 1999; and 48,748 shares subject to options held by Mrs. Gupta that are exercisable within 60 days of June 7, 1999. Dr. Gupta is the Chairman of the Board and Secretary of ISI. Mrs. Gupta is a director of ISI. The address of Dr. and Mrs. Gupta is 201 Moffett Park Drive, Sunnyvale, California 94089.


(2) The address of this shareholder is Nevis Capital Management, Inc., 1119 St. Paul Street, Baltimore, Maryland 21202. Share ownership is as reported on
     Schedule 13G filed February 2, 1999.

(3) The address of this shareholder is Brown Investment Advisory and Trust Co., 19 South Street, Baltimore, Maryland 21202. Share ownership is as reported on Schedule 13G/A filed April 13, 1999.

(4) The address of this shareholder is Franklin Advisors, Inc., 901 Mariners Island Blvd., San Mateo, California 94404. Franklin Advisors, Inc. reported on Schedule 13G filed with the SEC on January 28, 1999 that it beneficially owned 2,264,550 shares of ISI common stock. Franklin has since orally informed ISI that as of March 31, 1999, it owned 2,205,800 shares.

(5) Includes 382,850 shares held of record by Dr. Kailath and his wife as trustees of a revocable trust and 400,000 shares held of record by them, together with a third party, as trustees for their children and as custodians for their son. Also includes 48,748 shares subject to options exercisable within 60 days of June 7, 1999. Dr. Kailath is a director of ISI.

(6) Includes 196,665 shares subject to options exercisable within 60 days of June 7, 1999. Mr. St. Charles is the former President and Chief Executive Officer and a former director of ISI.

(7) Includes 86,062 shares subject to options exercisable within 60 days of June 7, 1999. Mr. Addiego is the Vice President of Worldwide Sales of ISI.

(8) Includes 41,541 shares subject to options exercisable within 60 days of June 7, 1999. Mr. Thompson is the Chief Technology Officer of ISI.

(9) Includes 48,436 shares subject to options exercisable within 60 days of June 7, 1999. Mr. Bolger is a director of ISI.

(10) Includes 34,895 shares subject to options exercisable within 60 days of June 7, 1999. Mr. Murphy is a director of ISI.

(11) Represents shares subject to options exercisable within 60 days of June 7, 1999. Mr. Smith is the Vice President of Finance and Chief Financial Officer of ISI.

(12) Represents shares subject to options exercisable within 60 days of June 7, 1999. Ms. Waterman is the Vice President of Operations of ISI.

(13) Mr. Boesenberg is the President, Chief Executive Officer and Vice President of Marketing and a director of ISI.

(14) Includes 4,999 shares subject to options exercisable within 60 days of June 7, 1999. Mr. Brochu is a director of ISI.

(15) Mr. Bell is the former Vice President of Worldwide Sales of ISI.


(16) Includes 768,005 shares subject to options exercisable within 60 days of June 7, 1999, including the options described in footnotes (1), (5), and
     (7) through (14).

                              EXECUTIVE COMPENSATION

         The following table sets forth all compensation awarded, earned or paid for services rendered in all capacities to ISI and its subsidiaries during each of fiscal years 1997, 1998 and 1999 to the President and Chief Executive Officer, the four other most highly compensated executive officers who were serving as executive officers at the end of fiscal year 1999 and the former President and Chief Executive Officer and one other former executive officer (together, the "NAMED EXECUTIVE OFFICERS"). This information includes the dollar values of base salaries, bonus awards, the number of shares subject to stock options granted and certain other compensation, if any, whether paid or deferred. ISI does not grant stock appreciation rights and has no long-term compensation benefits other than stock options.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM
                                                                                        COMPENSATION
                                                            ANNUAL COMPENSATION            AWARDS
                                                        ----------------------------- ------------------
                                                                                         SECURITIES       ALL OTHER
NAME AND                                  FISCAL                                         UNDERLYING       COMPENSA-
PRINCIPAL POSITION                         YEAR          SALARY (1)      BONUS (2)       OPTIONS (3)       TION (4)
---------------------------------------- ----------     --------------  ------------- ------------------- -------------
Charles M. Boesenberg (5)...........       1999              $102,603       $750,000            700,000         $2,455
President, Chief Executive Officer and     1998                    --             --                 --             --
Vice President, Marketing                  1997                    --             --                 --             --

Joseph Addiego......................       1999              $233,910        $74,050             65,000         $2,685
Vice President, Worldwide Sales            1998              $266,470             --            135,000         $2,623
                                           1997              $274,303             --             40,000         $2,177

William C. Smith....................       1999              $211,035             --             20,000         $2,245
Vice President,                            1998              $175,000        $50,000             80,000         $2,423
Finance and Chief Financial Officer        1997               $23,558             --             80,000           $202

Janice Waterman.....................       1999              $187,615        $15,000             40,000         $2,846
Vice President, Operations                 1998              $159,807        $27,000             51,000         $2,577
                                           1997              $160,817             --             20,000         $1,919

Marco J. Thompson...................       1999              $185,282             --             20,000         $2,476
Chief Technology Officer                   1998              $263,293        $20,000             62,000         $2,631
                                           1997              $301,353        $60,000             16,000         $1,353

David P. St. Charles  (6)...........       1999              $252,460       $400,000             80,000           $529
Former President and Chief Executive       1998              $250,000             --            160,000         $1,154
Officer                                    1997              $257,462             --            100,000         $2,113

Phillip R. Bell (7).................       1999              $240,486       $120,000                 --         $2,178
Former Vice President,                     1998               $33,846        $40,000             80,000           $677
Worldwide Sales                            1997                    --             --                 --             --

-----------------
(1)    Includes commissions and deferral for 401(k) and Section 125 plans.

(2) Represents bonuses earned for services rendered during the fiscal year listed, but does not include bonuses paid during the fiscal year listed for services rendered during a prior fiscal year.

(3) Option grants in fiscal year 1998 for the following executive officers include options granted in exchange for outstanding options in connection with a repricing in April 1997: Joseph Addiego, options to purchase 60,000 shares; William C. Smith, options to purchase 80,000 shares; Janice Waterman, options to purchase 50,000 shares; Marco J. Thompson, options to purchase 16,000 shares; and David P. St. Charles, options to purchase 100,000 shares.

(4)    Represents employer matching contributions to 401(k) plan accounts.

(5)    Mr. Boesenberg joined ISI in December 1998.  His annual salary is
       $400,000.

(6)    Mr. St. Charles became a consultant to ISI in December 1998.

(7)    Mr. Bell left ISI in January 1999.


       The following table sets forth further information regarding option grants during fiscal year 1999 to each of the Named Executive Officers. In accordance with the rules of the Commission, the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective ten-year terms. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted to the end of the option term.

                        OPTION GRANTS IN FISCAL YEAR 1999

                                                                                                     POTENTIAL REALIZABLE
                                                                                                   VALUE AT ASSUMED ANNUAL
                                  NUMBER OF     PERCENTAGE OF                                         RATES OF STOCK PRICE
                                 SECURITIES     TOTAL OPTIONS                                       APPRECIATION FOR OPTION
                                 UNDERLYING         GRANTED         EXERCISE                                TERM(2)
                                   OPTIONS         IN FISCAL         PRICE       EXPIRATION                 -------
NAME                             GRANTED(1)        YEAR 1999       PER SHARE       DATE            5%                  10%
----                             ----------       -----------    --------------   --------       --------             --------
Charles M. Boesenberg....         700,000           37.6%             $10.50       12/14/08     $4,622,400        $  11,714,000

Joseph Addiego...........          40,000            2.2%             $10.50       12/14/08     $  264,100        $     669,400

                                   25,000            1.3%             $ 7.75       10/15/08     $  121,800        $     308,800

William C. Smith.........          20,000            1.1%             $21.00       3/30/08      $  264,100        $     669,400

Janice Waterman..........          15,000            0.8%             $21.00       3/30/08      $  198,100        $     502,000

                                   25,000            1.3%             $ 7.75       10/15/08     $  121,800        $     308,800

Marco J. Thompson........          20,000            1.1%             $21.00       3/30/08      $  264,100        $     669,400

David P. St. Charles.....          80,000            4.3%             $21.00       3/30/08      $1,056,500         $  2,667,500

Phillip R. Bell..........              --            --                   --         --                 --                   --

-----------------
(1) The options shown in the table are incentive stock options (to the extent permitted under the Code). They were granted at fair market value and will expire ten years from the date of grant, subject to earlier termination upon termination of the optionee's employment. The options become exercisable over a four-year period, at a rate of 25% on the first anniversary of the grant date and 1/48 of the shares at the end of each full month thereafter.

(2) The 5% and 10% assumed annual compound rates of stock price appreciation are mandated by the rules of the Commission and do not represent ISI's estimate or projection of future common stock prices.

The following table sets forth certain information concerning the exercise of options by each of the Named Executive Officers during fiscal year 1999. "Value Realized" represents the fair market value of the shares of common stock underlying the option on the date of exercise less the aggregate exercise price of the option. In addition, the table includes the number of shares covered by both exercisable and unexercisable stock options as of February 28, 1999. Also reported are values of "in-the-money" options. These values, unlike the amounts set forth in the column entitled "Value Realized," have not been, and may never be, realized and are based on the positive spread between the respective exercise prices of outstanding options and $15.875 per share, which was the closing price of ISI's common stock on February 26, 1999.

   AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1999 AND FISCAL YEAR-END VALUES

                                                              NUMBER OF SECURITIES        VALUE OF UNEXERCISED IN-THE
                                                             UNDERLYING UNEXERCISED         MONEY OPTIONS AT FISCAL
                                                           OPTIONS AT FISCAL YEAR-END              YEAR-END
                                                         ------------------------------- ------------------------------
                              SHARES
                             ACQUIRED
                                ON            VALUE
           NAME              EXERCISE       REALIZED      EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----------------------------------------- -------------- ------------- ----------------- -------------  ---------------

Charles M. Boesenberg....             --             --            --           700,000            --       $3,762,500

Joseph Addiego...........         13,000        $52,000        68,457           153,543     $ 401,153        $ 564,097

William C. Smith.........         20,000       $172,120        16,166            63,334      $ 93,746        $ 243,754

Janice Waterman..........         12,750       $123,594        10,624            67,626      $ 71,530        $ 389,126

Marco J. Thompson........          3,922        $58,340        28,416            53,584     $ 160,298        $ 189,452

David P. St. Charles.....         80,000       $791,250       164,166           181,334    $1,143,403        $ 533,547

Phillip R. Bell..........             --             --        21,666                --      $ 54,165               --

EMPLOYMENT AND SEVERANCE AGREEMENTS

ISI and Mr. Boesenberg are parties to a letter agreement dated November 30, 1998 governing his employment with ISI. Under the agreement, ISI agreed to pay Mr. Boesenberg an initial base salary at an annualized rate of $400,000, with a bonus of up to $300,000 on an annualized basis, depending upon achievement of agreed-upon objectives. Mr. Boesenberg also received a one-time cash bonus of $750,000, subject to refund if, within the first 12 months of his employment, Mr. Boesenberg resigns for other than good reason or if he is terminated for cause. ISI agreed to provide benefits that ISI provides for employees in comparable positions, and to grant an option to purchase 700,000 shares of ISI common stock. The option was granted on December 14, 1998 at an exercise price of $10.50 per share. The option becomes vested over four years, at the rate of 25% of the shares on the first anniversary of the grant date and 2.083% of the shares monthly thereafter, for as long as Mr. Boesenberg remains employed with ISI. Upon a change of control of ISI, the vesting period of the options will be accelerated by 24 months. If Mr. Boesenberg's employment is terminated without cause or he resigns for good reason, then he will be entitled to severance of 12 months base salary and options to purchase 85,000 shares will become vested immediately. Mr. Boesenberg's employment is at-will and may be terminated by either ISI or Mr. Boesenberg at any time.

ISI and Mr. St. Charles are parties to an agreement dated as of June 15, 1999 under which Mr. St. Charles agreed to make himself available to ISI as a consultant for 12 months beginning December 15, 1998, in consideration of a one time payment of his base salary of $300,000. During the period of consultancy, Mr. St. Charles' options continue to vest and his options will remain exercisable until December 15, 2000.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee consists of John C. Bolger, Richard C. Murphy and Thomas Kailath. The members of the Compensation Committee are independent outside directors. There is no interlocking relationship between the Board or Compensation Committee and the board of directors or compensation committee of any other company.


                        REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board (the "COMMITTEE") makes all decisions involving the compensation of executive officers of ISI. During fiscal year 1999, the Committee consisted of John C. Bolger, Richard C. Murphy and Thomas Kailath, three independent non-employee directors, none of whom have any interlocking relationships as defined by the Commission.

         The Committee typically reviews base salary levels and target bonuses for the Chief Executive Officer and other executive officers at or about the beginning of each year. Mr. Boesenberg evaluated the performance of all executive officers and recommended salary adjustments that were reviewed and approved by the Committee. Performance evaluations for individual executive officers are based on predetermined individual goals. For the Chief Executive Officer and Chairman of the Board, these goals are set by the Committee, and for all other officers, these goals are recommended by the Chief Executive Officer and reviewed and approved by the Committee. The Chief Executive Officer and the Chairman of the Board do not participate in any discussion regarding their respective salary adjustments. The Committee administers ISI's incentive and equity plans, including the Incentive Plan and the Stock Purchase Plan.

GENERAL COMPENSATION POLICY

         The Committee's policy in compensating executive officers, including the Chief Executive Officer and the Chairman of the Board, is based upon the philosophy that ISI's long-term success in its marketplace is best achieved through recruitment and retention of the best people in the industry. The Committee applies this philosophy in determining compensation for executive officers in three areas: salary, bonuses and stock options. The Committee believes that the compensation of the Chief Executive Officer, the Chairman of the Board and the other executive officers should relate directly to corporate performance. Thus, ISI's compensation policy, which applies to management and other key employees, relates a portion of each individual's total compensation to corporate management and individual objectives and profit objectives set forth at the beginning of the year. Consistent with this policy, a designated portion of the compensation of each executive is contingent upon corporate performance and, in the case of certain executive officers, adjusted based on the individual officer's performance measured against personal objectives, as determined by the Committee in its discretion.

         ISI strives to offer salaries to its executive officers that are competitive in its industry for similar positions requiring similar qualifications. In determining executive officer salaries, the Committee considers information provided by the Vice President, Human Resources and Operations, whose recommendations are based upon salary surveys specific to ISI's industry, size and geographic location. These surveys are prepared by an independent organization using information provided from over 300 companies. These surveys summarize information from companies that closely match ISI in terms of product or industry, geography and revenue levels. The base salaries, incentive compensation and stock option grants of the executive officers are determined in part by the Committee after review and evaluation of these data in connection with ISI's corporate goals. To this end, the Committee attempts to compare the compensation of ISI's executive officers with the compensation practices of comparable companies to determine base salary, target bonuses and target total cash compensation. In addition to considering the results of the performance evaluations and information concerning competitive salaries, the Committee places primary weight on the financial condition of ISI in considering salary adjustments.

         ISI seeks to provide additional incentives and rewards to executives who make contributions of outstanding value to ISI. For this reason, the Committee administers a bonus plan, which can comprise a substantial portion of the total compensation of executive officers when earned and paid. The bonus for the Chief Executive Officer, Chairman of the Board and for other executives is based primarily on ISI's performance.

         The Committee believes that employee equity ownership provides significant additional motivation to executive officers to maximize value for ISI's shareholders, and therefore recommends to the Board periodic grants of stock options under the Incentive Plan. Stock options are granted by the Committee in its discretion at the prevailing market price. Stock options generally have value for the executive only if the price of ISI's stock increases above the fair market value on the grant date and the executive remains in ISI's employ for the period required for the options to vest. Therefore, the Committee believes that stock options serve to align the interest of executive officers closely with other shareholders because of the direct benefit executive officers receive through improved stock performance.

         In preparing the performance graph for this Proxy Statement, ISI used the Hambrecht & Quist Technology Index as its published line of business index. The compensation practices of most of the companies in the H&Q Technology Index were not reviewed by ISI when the Committee reviewed the compensation information described above because such companies were determined not to be competitive with ISI for executive talent.

1999 EXECUTIVE COMPENSATION

         BASE COMPENSATION. The Committee reviewed the recommendations and performance and market data outlined above and established a base salary level to be effective March 1, 1999 for each executive officer, including the Chief Executive Officer and the Chairman of the Board.

         INCENTIVE COMPENSATION. The Committee determines annually the total amount of cash bonuses available for executive officers. Bonus awards are contingent upon the performance of ISI as a whole, based upon certain revenue and operating profit goals set by the Board annually in consultation with the Chief Executive Officer. The target amounts of bonuses available to each executive officer are set annually by the Committee in its discretion with regard to the Chief Executive Officer and Chairman of the Board and by the Chief Executive Officer, subject to review and approval by the Committee, with regard to executive officers other than the Chief Executive Officer. The relative target amounts for individual officers are based upon the total dollars available for bonuses, and historical and expected future contributions by the individual executive officer. The Chief Executive Officer's subjective judgment of executives' performance (other than his own) is taken into account in determining whether those goals have been satisfied. Executive officers earn a percentage of the target amounts based on ISI's achievement of the performance goals, as determined by the Committee annually in its discretion. Awards are weighted so that proportionately higher awards are received when ISI's performance exceeds targets and proportionately smaller or no awards are made when ISI does not meet targets. In fiscal year 1999, the objectives used as the basis for incentive compensation were based primarily on ISI's performance.

         STOCK OPTIONS. Stock options are an essential element of ISI's executive compensation package. The Committee believes that equity-based compensation in the form of stock options links the interests of management and shareholders by focusing employees and management on increasing shareholder value. The actual value of such equity-based compensation depends entirely on appreciation of ISI's stock. Approximately 100% of ISI's full-time employees participate in the Incentive Plan.

         The Committee makes option grants in its discretion after consideration of recommendations from the Chief Executive Officer and other members of the Board. Recommendations for options are based upon relative positions and responsibilities of executive officers, historical and expected contributions of each executive officer to ISI, and previous option grants to such executive officers. Options are recommended with a goal of providing equity compensation for executive officers competitive with that of executive officers of similar rank in other companies in ISI's industry, geographic location and size. Stock options typically have been granted to executive officers when the executive first joins ISI, in connection with a significant change in responsibilities, and, occasionally, to achieve equity within a peer group. The Committee may, however, grant additional stock options to executives for other reasons. The number of shares subject to each stock option granted is within the discretion of the Committee and is based on anticipated future contribution and ability to affect corporate and/or business unit results, past performance or consistency within the executive's peer group. In the discretion of the Committee, executive officers may also be granted stock options to provide greater incentives to continue their employment with ISI and to strive to increase the value of ISI's common stock. In fiscal year 1999, the Committee considered these factors, as well as the number of options held by executive officers as of the date of grant that remained unvested. In fiscal year 1999, stock options were granted to each executive officer. The stock options generally become exercisable over a four-year period and are granted at a price that is equal to the fair market value of ISI's common stock on the date of grant.

         For fiscal year 2000, the Committee will be considering whether to grant future options under the Incentive Plan to executive officers based on the factors described above, with particular attention to ISI-wide management objectives and the executive officers' success in obtaining specific individual financial and operational objectives established or to be established for fiscal year 2000 and to the number of options currently held by the executive officers that remain unvested.

         CHIEF EXECUTIVE OFFICER COMPENSATION. Compensation for the Chief Executive Officer is determined through a process similar to that discussed above for other executive officers of ISI.

         In March 1998, the Committee established a base salary for Mr. St. Charles for fiscal year 1999. This base salary represented an increase over Mr. St. Charles' fiscal year 1998 base salary. The Committee also established a target bonus for Mr. St. Charles under the fiscal year 1999 bonus plan. The fiscal year 1999 base salary level and target bonus were based upon a number of factors, including (a) the Committee's assessment of the fiscal year 1998 performance of ISI and Mr. St. Charles, (b) fiscal year 1999 ISI performance objectives and individual performance objectives and responsibilities for Mr. St. Charles established in March 1998 and (c) the market compensation data for companies in the same industry and geographic location and similar in size to ISI in terms of revenue. These objectives included satisfactorily managing ISI's overall corporate business plan, such as meeting ISI's profitability projections and its sales targets, and strengthening ISI's financial position.

         In fiscal 1999, the Committee granted Mr. St. Charles a new stock option to purchase 80,000 shares. The number of shares granted was based on Mr. St. Charles' position, fiscal year 1998 performance and expected performance in fiscal year 1999.

         As set forth in his letter agreement with ISI, Mr. Boesenberg's base salary was established at the time he began employment with ISI at $400,000 per year. The target bonus for the balance of fiscal year 1999 for Mr. Boesenberg was set in his agreement at $300,000, prorated for the period from December 14, 1998 through February 28, 1999. The base salary and target bonus were based, at the Committee's discretion, upon similar factors as described above for Mr. St. Charles' base salary and target bonus, reduced proportionally for the period of time in fiscal year 1999 that Mr. Boesenberg served as the Chief Executive Officer.

         Mr. Boesenberg also received a one-time cash bonus of $750,000, subject to refund if, within the first 12 months of his employment, Mr. Boesenberg resigns for other than good reason or if he is terminated for cause. The Committee concluded this payment of this award was appropriate to provide a total compensation package for Mr. Boesenberg comparable to that of his former position.

         Consistent with the terms of his letter agreement, Mr. Boesenberg was awarded a stock option grant for 700,000 shares of ISI common stock on December 14, 1998, when he joined ISI.

         COMPLIANCE WITH SECTION 162(m) OF THE INTERNAL REVENUE CODE OF 1986. ISI intends to comply with the requirements of Section 162(m) of the Code. The Incentive Plan is already in compliance with Section 162(m) by limiting stock awards to named executive officers. ISI does not expect cash compensation for 1998 to be in excess of $1,000,000 or consequently affected by the requirements of Section 162(m).

                                                COMPENSATION COMMITTEE

                                                JOHN C. BOLGER
                                                RICHARD C. MURPHY
                                                THOMAS KAILATH

                         COMPANY STOCK PRICE PERFORMANCE

         The stock price performance graph below is required by the Commission and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that ISI specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such Acts.

         The graph below compares the cumulative total shareholder return on ISI common stock from March 1, 1994 to February 26, 1999 with the cumulative total return of the Nasdaq Composite Index and the Hambrecht & Quist Technology Index over the same period (assuming the investment of $100 in the common stock of ISI and in each of the other indices on March 1, 1994, and reinvestment of all dividends).

         The comparisons in the graph below are based on historical data and are not intended to forecast the possible future performance of ISI's common stock.

                  NASDAQ Com    H&Q Technology     Integrated Systems, Inc.
-------------------------------------------------------------------------------
2/28/1994            100            100                      100
-------------------------------------------------------------------------------
8/31/1994             97            101                      108
-------------------------------------------------------------------------------
2/28/1995            101            116                      179
-------------------------------------------------------------------------------
8/31/1995            130            163                      244
-------------------------------------------------------------------------------
2/28/1996            141            174                      392
-------------------------------------------------------------------------------
8/30/1996            180            187                      554
-------------------------------------------------------------------------------
2/28/1997            167            227                      379
-------------------------------------------------------------------------------
8/29/1997            203            298                      248
-------------------------------------------------------------------------------
2/27/1998            226            311                      284
-------------------------------------------------------------------------------
8/31/1998            191            252                      118
-------------------------------------------------------------------------------
2/26/1999            292            411                      265
-------------------------------------------------------------------------------

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         From March 1, 1998 to the present, there has not been any, and there are no currently proposed, transactions in which the amount involved exceeds $60,000 to which ISI or any of its subsidiaries was (or is to be) a party and in which any executive officer, director, 5% beneficial owner of ISI's common stock or member of the immediate family of any of the foregoing persons had (or will have) a direct or indirect material interest, except for payments set forth under "Election of Directors - Director Compensation" and "Executive Compensation" above and the transactions described below.

         During fiscal year 1999, Digital Link Corporation purchased products and services totaling approximately $42,000 from ISI. In addition, Digital Link Corporation leased office space from ISI, for total rent payments of approximately $74,000. Dr. Gupta, the Chairman of the Board of Directors and Secretary of ISI, served as a member of the Board of Directors of Digital Link Corporation. Mrs. Gupta, who is a director of ISI and the spouse of Dr. Gupta, is the Chairperson of the Board of Directors of Digital Link Corporation. Dr. and Mrs. Gupta are more than 10% shareholders of both ISI and Digital Link Corporation.

                              SHAREHOLDER PROPOSALS

         Proposals of shareholders intended to be presented at ISI's 2000 Annual Meeting of Shareholders must be received by ISI at its principal executive offices no later than February 29, 2000 in order to be included in ISI's proxy statement and form of proxy relating to that meeting. Proxies solicited by ISI for its 2000 Annual Meeting of Shareholders will be voted in the discretion of the persons voting them with respect to all proposals presented by shareholders for consideration at such meeting after May 14, 2000.


                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

         Section 16 of the Exchange Act requires ISI's directors and executive officers, and persons who own more than 10% of a registered class of ISI's equity securities, to file initial reports of ownership and reports of changes in ownership with the Commission. Such persons are required by regulation to furnish ISI with copies of all Section 16(a) forms they file.

         Based solely on its review of the copies of such forms furnished to ISI and written representations from the executive officers and directors of ISI, ISI believes that all Section 16(a) filing requirements were met during fiscal year 1999.

                                 OTHER BUSINESS

         The Board does not intend to bring any other business before the meeting, and, so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in accordance with the judgment of the persons voting such proxies.



         WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING.

                              INTEGRATED SYSTEMS, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON
                                  AUGUST 3, 1999

     The undersigned hereby appoints Narendra K. Gupta and William C. Smith, or either of them, as proxies and attorneys in fact, each with full power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Integrated Systems, Inc. (the "Company") to be held at the Company, 201 Moffett Park Drive, Sunnyvale, CA, 94089 on August 3, 1999 at 2:00 p.m., and any adjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting.

     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3, 4 AND 5 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.

                (Continued and to be signed on the other side.)
-------------------------------------------------------------------------------
                           -  FOLD AND DETACH HERE  -

                                                          Please mark
                                                          your votes as
                                                          indicated in
                                                          this example      [X]

  MANAGEMENT RECOMMENDS A VOTE FOR ALL THE NOMINEES FOR DIRECTOR LISTED BELOW
               AND A VOTE FOR PROPOSALS 2, 3, 4 AND 5.

PROPOSAL 1: To elect directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected.

      FOR all nominees listed below          WITHHOLD AUTHORITY to vote
(except as marked to the contrary).          FOR ALL nominees listed below.

                              [ ]            [ ]

Nominees: Charles M. Boesenberg, John C. Bolger, Michael A. Brochu, Narendra
          K. Gupta,   Vinita Gupta, Thomas Kailath and Richard C. Murphy

To withhold authority to vote for any nominee(s), write such nominee(s) name(s) below:

-------------------------------------------------------

PROPOSAL 2: To approve an amendment to the 1998 Equity Incentive Plan to increase the number of shares of common stock reserved for issuance.

                          FOR      AGAINST   ABSTAIN
                          [ ]        [ ]       [ ]

PROPOSAL 3: To approve the adoption of the 1999 Employee Stock Purchase Plan.

                          FOR      AGAINST   ABSTAIN
                          [ ]        [ ]       [ ]

PROPOSAL 4: To approve an amendment to the Bylaws to change the numbers of authorized directors.

                          FOR      AGAINST   ABSTAIN
                          [ ]        [ ]       [ ]

PROPOSAL 5: To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent accountants.

                          FOR      AGAINST   ABSTAIN
                          [ ]        [ ]       [ ]

SIGN EXACTLY AS YOUR NAME(S) APPEARS ON YOUR STOCK CERTIFICATE. IF SHARES OF STOCK STAND OF RECORD IN THE NAMES OF TWO OR MORE PERSONS OR IN THE NAME OF HUSBAND AND WIFE, WHETHER AS JOINT TENANTS OR OTHERWISE, BOTH OR ALL OF SUCH PERSONS SHOULD SIGN THE ABOVE PROXY. IF SHARES OF STOCK ARE HELD OF RECORD BY A CORPORATION, THE PROXY SHOULD BE EXECUTED BY THE PRESIDENT OR VICE PRESIDENT AND THE SECRETARY OR ASSISTANT SECRETARY. EXECUTORS OR ADMINISTRATORS OR OTHER FIDUCIARIES WHO EXECUTE THE ABOVE PROXY FOR A DECEASED SHAREHOLDER SHOULD GIVE THEIR FULL TITLE. PLEASE DATE THE PROXY.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

Signature: ________________________________________ Date: ____________________
Signature: ________________________________________
-------------------------------------------------------------------------------
                            -  FOLD AND DETACH HERE  -